Exhibit 10.5

FPIC INSURANCE GROUP, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into as of the 1st day of January 2008 by and between FPIC Insurance Group, Inc., a Florida corporation, with its principal place of business at 225 Water Street, Suite 1400, Jacksonville, Florida 32202 (hereinafter referred to as “Employer”), and Robert E. White, Jr., 200 E. Kari Court, Jacksonville, Florida 32259 (hereinafter referred to as “Employee”).

WITNESSETH:

WHEREAS, Employer and Employee are parties to that certain Employment Agreement dated as of November 1, 2002, as amended from time to time (the “Prior Agreement”), pursuant to which Employer retained the services of Employee as the President of First Professionals Insurance Company, Inc. (“First Professionals”), a subsidiary of Employer; and

WHEREAS, Employee and Employer desire to terminate the Prior Agreement and to enter into this Employment Agreement in replacement thereof; and

WHEREAS, Employee represents and Employer acknowledges that Employee is fully qualified, without the benefit of any further training or experience, to perform the responsibilities and duties, with commensurate authorities, of the position of President of First Professionals; and

WHEREAS, Employee agrees to devote Employee’s full time and business effort, attention and energies to the diligent performance of Employee’s duties hereunder.

NOW, THEREFORE, Employer and Employee, intending to be legally bound, covenant and agree as follows:

1.           Termination of Prior Agreement; Term of Employment.

(a)	Effective at 12:00 midnight on December 31, 2007, the Prior Agreement is hereby terminated and of no further force or effect.

(b)
Employee's employment hereunder shall be for an initial term beginning January 1, 2008 and ending December 31, 2009, which term shall be automatically extended for an additional twelve months at the end of each twelve month period, commencing with the twelve month period ending December 31, 2008, unless Employer's Board of Directors, or a committee thereof (from time to time herein referred to as the "Board”), gives notice to Employee prior to the end of such twelve month period that Employer does not wish to extend the term of employment for an additional twelve-month period.

(c)
In the event Employer gives notice to Employee prior to the end of any twelve-month period, commencing with the twelve-month period ending December 31, 2008, that it does not wish to extend the term of employment as specified in subparagraph 1(b) above, Employee may voluntarily terminate Employee’s employment under this Employment Agreement by thereafter giving at least ninety (90) days written notice to Employer.  Following the effective date of such voluntary termination, Employee shall continue to receive Employee’s annual salary, payable as immediately prior to termination, plus all “benefits” (as defined below)  to which Employee is then entitled under subparagraph 2(e) below for the balance of the period ending on the last day of the term of employment as in effect immediately prior to termination; provided, that if Employer is unable to continue to provide any such benefits to Employee at substantially the same cost it would incur were Employee still employed by Employer (the “Benefit Cost”), Employer shall have the right to pay Employee the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Employee.

(d)
The duties of Employee shall be those of President of First Professionals as determined by the Board in accordance with this Employment Agreement and the Bylaws of Employer in effect from time to time.  Employee shall report to the President and Chief Executive Officer of Employer. Employee agrees to devote Employee’s full time business efforts, attention and energies to the diligent performance of Employee’s duties hereunder and will not, during the term hereof, accept employment, full or part-time, from any other Person (as defined below) or governmental agency that, in the reasonable opinion of the Board, would conflict with or detract from Employee’s capable performance of such duties, provided, however, Employee may devote reasonable amounts of time to activities of a public service, civic, or not-for-profit nature.

2.           Compensation and Expenses.  Employer shall pay, or provide, and Employee shall accept as full consideration for the services to be rendered hereunder, and as a reimbursement or provision for expenses incurred by Employee, the following:

(a)
An annual salary of $436,800 payable at least monthly in equal payments during each annual period of the term of employment; provided, however, that effective January 1 of each year beginning in 2009, Employee’s annual compensation shall be increased in accordance with the provision for salary increases set forth in paragraph (b) below.

(b)	Annual performance reviews will determine annual salary increases to which Employee may become entitled, effective January 1, 2009, based upon Employer's then current compensation program.

(c)
Incentive compensation payable with respect to each year beginning with the year 2008 based on Employee's individual performance or the performance of Employer, or both, for such year pursuant to Employer's then current Executive Incentive Compensation Program, Senior Executive Annual Incentive Plan or other annual bonus or incentive plan.

(d)	Any additional compensation that the Board may determine in its discretion to pay for outstanding performance or otherwise.

(e)
Such “benefits” as may be made available from time to time to senior management employees of Employer generally.  “Benefits” as used herein shall include, but not be limited to: (i) an automobile lease or allowance of at least $750 per month; (ii) health and dental benefits; (iii) life, short term disability and long term disability insurance; (iv) initiation fees, dues and assessments of membership in a club of Employee’s choice, as reasonably approved by the Board; and (v) participation in Employer’s retirement, savings and deferred compensation plans (including without limitation the FPIC Insurance Group, Inc. Defined Benefit Pension Plan; the Florida Physicians Insurance Company Excess Benefit Plan (or alternatively, if determined by the Board, Employer’s Supplemental Executive Retirement Plan) or any plan or arrangement adopted in lieu thereof; the FPIC Insurance Group, Inc. Defined Contribution (and Profit Sharing) Plan; and the FPIC Insurance Group, Inc. Deferred Compensation Plan, to the extent and in the form they remain in effect from time to time).  Employee’s entitlement to such “benefits” shall be in accordance with Employer’s employee benefit plans and other applicable programs, policies, and practices then in effect, to be interpreted so that payment of such “benefits” does not violate Section 409A of the Internal Revenue Code, as amended (the "Code").

(f)
Awards of long-term incentive compensation (under Employer’s Omnibus Incentive Plan or otherwise) as determined from time to time by the Board and participation in any employee stock purchase plan adopted and maintained by Employer from time to time.

(g)
Nothing in this Employment Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice provided by Employer or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with Employer or any of its affiliated companies.

3.           Expenses.  Employer agrees to reimburse Employee for ordinary and necessary expenses incurred by Employee in performing services for Employer pursuant to the terms of this Employment Agreement, in accordance with established corporate policies and legal requirements.

4.           Termination.  Unless the employment of Employee previously has been terminated pursuant to subparagraph 1(c), this Employment Agreement may be terminated in the manner set forth in subparagraphs (a) through (f) below.

(a)        Voluntary Termination by Employee.

Employee may terminate his employment under this Employment Agreement at any time by giving at least ninety (90) days written notice to Employer.  In any such event (other than a termination pursuant to subparagraph 1(c) above), Employer shall not, subject to the other provisions of this Employment Agreement, be obligated to make any further payments or provide any further benefits under this Employment Agreement other than amounts accrued at the time of such termination.

(b)        Termination by Employer Without Cause.

Employer may terminate Employee’s employment under this Employment Agreement at any time for any reason sufficient to it, by act of the Board.  Such termination shall be immediately effective or as otherwise determined by the Board.  Following any such termination without Cause (as defined below), Employee shall continue to receive Employee’s annual salary, payable as immediately prior to termination, together with any benefits accrued to the date of termination, plus all benefits to which Employee is then entitled under subparagraph 2(e) above, for the balance of the period ending on the last day of the term of employment as in effect immediately prior to termination; provided, that if Employer is unable to continue to provide any such benefits to Employee at substantially the Benefit Cost, Employer shall have the right to pay Employee the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Employee; and provided  further, that nothing in this subparagraph shall be deemed to affect the (including without limitation provisions relating to the effect of termination of employment on exercisability, vesting and expiration) of any incentive awards described in subparagraph 2(f) above.

(c)        Disability of Employee.

(i)  During any period when Employee shall be unable to perform Employee’s responsibilities and duties and to exercise Employee’s authorities in a satisfactory manner due to mental or physical disability, but when Employee’s employment has not been terminated, Employee shall continue to receive all of the compensation provided for in paragraph 2 above, less any amount received by Employee under any Employer-provided short- or long-term disability coverage and/or program.

(ii)  If Employee has been, for substantially all the normal working days during ninety (90) consecutive days, unable to perform Employee’s responsibilities and duties and to exercise Employee’s authorities in a satisfactory manner due to mental or physical disability, then Employee may be deemed “permanently disabled,” and Employee's employment may be terminated at the election of the Board.  Any determination of permanent disability made by Employer shall be final and conclusive.  In the event that Employer terminates Employee’s employment due to a finding that Employee is “permanently disabled,” Employee shall continue to receive Employee’s annual salary, together with other accrued benefits pursuant to subparagraph 2(e) above, payable as immediately prior to termination, for the balance of the period ending on the last day of the term of employment as in effect immediately prior to termination, less any amount received by Employee under any Employer-provided long term disability coverage and/or program; provided, that if Employer is unable to continue to provide any such benefits to Employee at substantially the Benefit Cost, Employer shall have the right to pay Employee the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Employee.

(d)        Death of Employee.

Employee’s employment under this Employment Agreement shall terminate on the date of Employee's death, and Employer shall, within sixty (60) days of the date Employer receives notice of such death, pay, in a lump sum, to the estate or personal representative of Employee the unpaid balance of Employee’s salary, together with other accrued benefits under subparagraph 2(e) above, in each case to the date of death.

(e)        Termination for Cause.

The Board may terminate Employee’s employment under this Employment Agreement for Cause (as defined below), but only after a written notice specifying the Cause has been submitted to Employee and Employee shall have been granted a reasonable opportunity to respond to the notice, in writing, and in an appearance, with counsel, before the Board.  A determination by the Board to terminate Employee’s employment under this Employment Agreement for Cause may be made at a meeting of the Board at which a quorum is present and by a vote of at least a majority of the entire then current membership of the Board.  If Employer terminates Employee’s employment under this Employment Agreement for Cause under this subparagraph, Employer shall not, subject to the other provisions of this Employment Agreement, be obligated to make any further payments or provide any further benefits under this Employment Agreement other than amounts accrued at the time of such termination.  For purposes of this Employment Agreement, "Cause" shall mean:

(i)  the willful and continued failure of Employee to perform substantially Employee's duties with Employer (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Employee, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer or President of Employer or the Board that specifically identifies the manner in which such person or the Board believes that Employee has not substantially performed Employee's duties, or

(ii)  the willful engaging by Employee in illegal conduct, fraud, misappropriation, or embezzlement that is injurious to Employer.

For purposes of this provision, no act or failure to act, on the part of Employee, shall be considered "willful" unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee's action or omission was in the best interests of Employer.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer.

(f)
Constructive Discharge.  Employee may terminate his employment under this Employment Agreement in the event of Constructive Discharge (as defined below) by providing written notice to Employer within ninety (90) days after the occurrence of such event, specifying the event relied upon for a Constructive Discharge.  "Constructive Discharge" shall mean any (i) material change by Employer of Employee's position to an inferior position from that in effect on the date of this Employment Agreement, (ii) assignment, reassignment, or relocation by Employer of Employee without Employee's consent to another place of employment more than 50 miles from Employee's current place of employment, or (iii) reduction in Employee's base salary or percentage target bonus opportunity.  Following termination of Employee's employment in the event of a Constructive Discharge, Employee shall continue to receive Employee’s annual salary, payable as immediately prior to termination, plus all benefits to which Employee is then entitled under subparagraph 2(e) above, for the balance of the period ending on the last day of the term of employment as in effect immediately prior to termination; provided, that if Employer is unable to continue to provide any such benefits to Employee at substantially the Benefit Cost, Employer shall have the right to pay Employee the Benefit Cost of such benefits in lieu of continuing to provide such benefits to Employee.  Employer and Employee, upon mutual agreement, may waive any of the foregoing provisions that would otherwise constitute a Constructive Discharge.  Within ten days of receiving such written notice from Employee, Employer may cure the event that constitutes a Constructive Discharge, in which event the termination of employment shall be of no force or effect.

(g)
Return of Property.  Upon any termination of employment under this Employment Agreement, Employee shall immediately turn over to Employer all of Employer's property, both tangible and intangible.  To the extent that such Employer's property shall constitute a benefit to Employee under this Employment Agreement, Employee shall receive from Employer the value of that benefit for the remaining term of this Employment Agreement.

(h)	Additional Agreements.

(i)           Inducing Employees of Employer to Leave.  Any attempt on the part of Employee to induce others to leave Employer's or any of its affiliates’ employ, or any efforts by Employee to interfere with Employer's or any of its affiliates’ relationships with other employees, would be harmful and damaging to Employer.  Employee expressly agrees that during the term of this employment and for a period of two (2) years after termination of employment, regardless of the reason for termination of employment, Employee will not, in any way, directly or indirectly:  (A) induce or attempt to induce any employee to terminate his employment with Employer or any affiliate of Employer; (B) interfere with or disrupt Employer's or any of its affiliates’ relationship with other employees; or (C) solicit for employment, other than by means of general advertising, any person employed by Employer or any affiliate of Employer.

(ii)           Confidentiality.  Employee agrees, whether before or after termination of employment, not to, without prior written consent of Employer, divulge to others, or use, for Employee’s own benefit or for the benefit of others, any intellectual property, trade secrets or confidential or proprietary information or data of or regarding Employer or any of its affiliates, including without limitation, the contents of advertising, customer lists, information regarding customers or their customers, programming methods, business plans, strategies, financial statements, copyrights, correspondence or other records of or regarding Employer or any of its affiliates, except to the extent to which such information is required by law to be disclosed to others.

(iii)           Noncompetition with Employer.  During the term of employment and during any period during which Employee is receiving benefits or payments after termination of employment under subparagraph 1(c) above (related to termination by Employee after non-extension of the term of employment), subparagraph 4(b) above (Termination by Employer Without Cause), subparagraph 4(c) above (Permanent Disability of

Employee), or subparagraph 4(f) above (Constructive Discharge), Employee, unless acting in accordance with Employer’s prior written consent, will not directly provide any Competitive Services (as defined below) to, and will not, directly or indirectly, (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or (ii) be connected as a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant or otherwise with, or (iii) permit Employee's name to be used by or in connection with, any Person (as defined below)  engaged in providing Competitive Services to any Person, conducting business activities within the territory in which Employer or any of its affiliates is engaged in the provision of the Competitive Services on the date of termination of employment; provided, however, that this subparagraph shall not be deemed to prohibit the ownership by Employee of any securities of Employer or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation whose equity securities are traded on a national securities exchange.  As used herein, “Competitive Services” means any services, including, but not limited to the underwriting and marketing of medical professional liability insurance to medical professionals and facilities, risk retention groups, or captives, or the providing of risk management, managerial or other services related thereto, provided by Employer or any of its affiliated entities at the earlier to occur of the date of termination of employment or the date immediately prior to any Change in Control (as defined in the Severance Agreement described below).

(iv)           Remedy.  Employee acknowledges that Employee will be conversant with Employer's affairs, operations, trade secrets, customers, customers' customers and other proprietary information and data; that Employee’s compliance with the provisions of this subparagraph (h) is necessary to protect the goodwill and other proprietary rights of Employer; and that Employee’s failure to comply with the provisions of this subparagraph (h) will result in irreparable and continuing damage to Employer for which there will be no adequate remedy at law.  If Employee shall fail to comply with the provisions of this subparagraph (h), Employer (and its respective successors and assigns) shall be entitled to (A) cease making any further payments or providing any further benefits to Employee and, in addition, (B) injunctive relief and such other and further relief as may be proper and necessary to ensure such compliance.

(v)           Mitigation.  In no event shall Employee be obligated to seek other employment or to take other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Employment Agreement, and there shall be no offset against amounts due Employee under this Employment Agreement on account of any remuneration attributable to any subsequent employment.

5.           Employment Security.  If Employer suffers from any natural or manmade disaster, work stoppage, civil disobedience, act of war, or any other emergency condition beyond Employee's control that prevents Employee from being able to perform his duties hereunder, Employer’s obligations under the terms of this Employment Agreement shall remain in full force and effect as if such event had not taken place.

6.           Mediation and Arbitration.  Any dispute or controversy arising out of or in relation to this Employment Agreement shall first be submitted to mediation in the City of Jacksonville, Florida in accordance with the Commercial Mediation Rules of the American Arbitration Association.  If mediation fails to resolve such dispute or controversy, then such dispute or controversy shall be determined and settled by arbitration in the City of Jacksonville, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  The parties hereto agree to use good faith efforts to select a mediator and, if mediation fails to resolve such dispute or controversy, an arbitrator.  If the parties cannot agree upon a mediator or arbitrator, such mediator or arbitrator shall be selected in accordance with the relevant Commercial Rules of the American Arbitration Association then in effect.  Employer's mediation and arbitration expenses, as well as any litigation costs, including legal counsel and experts reasonably engaged, shall be paid by Employer.  Employee's reasonable mediation and arbitration costs, as well as any reasonable litigation costs, including without limitation fees and expenses of legal counsel and reasonable experts, shall be paid by Employer no later than 2 ½ months after the end of the calendar year in which such costs and expenses were incurred, provided, however, in the event the trier of fact determines Employee's claims thereunder are made frivolously or in bad faith, Employee shall immediately repay such litigation costs to Employer.  Any payments that would otherwise become due under this Employment Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Code.  Whenever any action is required to be taken under this Employment Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to mediation or arbitration, such period shall automatically be extended by the number of days plus ten that are taken for the determination of that matter by the parties through mediation or otherwise by the arbitrator.

7.           Miscellaneous.

(a)
Entire Understanding.  Except for the provisions of that certain change in control severance agreement dated as of January 1, 2008 (the “Severance Agreement”) between Employer and Employee and any compensation, incentive, indemnification, welfare benefit, retirement, or other arrangement, agreement or program (“Company Programs”) in effect from time to time, this Employment Agreement contains the entire understanding between Employer and Employee with respect to the subject matter hereof.

In the event of a Termination of Employment within the meaning of the Severance Agreement with respect to which Employer is obligated to make the severance payments provided by paragraph 3 of the Severance

Agreement, (i) this Employment Agreement (other than subparagraph 4(h) and paragraphs 6, 7 and 8 hereof) shall cease and be of no further force or effect and (ii) Employee’s obligations under subparagraph 4(h) of this Employment Agreement (dealing with Confidentiality, Non-Competition, etc.) shall continue until the earlier to occur of the material breach by the Company (as the term “Company” is defined in the Severance Agreement) of its obligations under the Severance Agreement or the date one year after the date of the Termination of Employment under the Severance Agreement.

Employer’s obligation to make payments provided for in this Employment Agreement and otherwise to perform its obligations hereunder shall not (other than as expressly stated herein) affect or operate to reduce any benefit or compensation inuring to Employee of any kind elsewhere provided and not expressly provided for in this Employment Agreement, including without limitation, any benefit or compensation provided under any of the Company Programs.

(b)
If, for any reason, any one or more of the provisions or part of a provision contained in this Employment Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Employment Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

(c)
If Employer consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation, or if Employee ceases employment with Employer to become an employee of a Person of which  Employer is a Subsidiary (or an employee of a Person of which a former Subsidiary of Employer is a Subsidiary) or an employee of a Subsidiary of Employer, the term "Employer" as used herein shall mean such other corporation and this Employment Agreement shall continue in full force and effect.  For purposes of this Employment Agreement, (i) "Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity, and (ii) "Subsidiary" means any Person (i) whose securities having a majority of the general voting power in electing the board of directors or equivalent governing body of such Person (excluding securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are or were, as of  the time as of which any determination is being made, owned by Employer either directly or indirectly through one or more other entities constituting Subsidiaries, or (ii) a fifty percent (50%)

interest in the profits or capital of whom is, at the time as of which any determination is being made, owned by Employer either directly or indirectly through one or more other entities constituting Subsidiaries.

(d)
All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if hand delivered or mailed, postage prepaid, certified or registered, first class as follows:

a.         to Employer:

FPIC Insurance Group, Inc.
Attention:  Chief Executive Officer
225 Water Street, Suite 1400
Jacksonville, Florida  32202

b.	to Employee:

Robert E. White, Jr.
200 E. Kari Court
Jacksonville, Florida 32259

or to such other address as either party shall have previously specified in writing to the other.

(e)
Except as required by law, no right to receive payments under this Employment Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(f)
This Employment Agreement shall be binding upon and inure to the benefit of Employer (including any Person that shall be deemed to be “Employer” as provided in subparagraph (c) above) and Employee.  Employer shall require any Person that shall become deemed to be “Employer” as provided in subparagraph (c) above (other than those that become so by operation of law) to expressly assume, in writing, all of Employer’s obligations to Employee hereunder.  Except as provided in the preceding sentences, this Employment Agreement and the rights and obligations of the parties hereunder are personal, and neither this Employment Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. In the event that Employee dies before all amounts payable under this Employment Agreement have been paid, all remaining amounts shall be paid to the beneficiary specifically designated by Employee in writing prior to his death, or, if no such beneficiary was designated (or Employer is unable in good faith to determine the beneficiary designated), to Employee’s personal representative or estate.

(g)
This Employment Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Employment Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Employment Agreement except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(h)
The paragraph headings contained in this Employment Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Employment Agreement.

(i)
This Employment Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Florida without giving effect to the choice of law provisions in effect in such State.

(j)	Employer hereby agrees that no request, demand or requirement shall be made to or of Employee that would violate any federal or state law or regulations.

(k)
Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Employment Agreement, the provision so affected shall be automatically conformed to the law or determination; otherwise, this Employment Agreement shall continue in full force and effect.

8.           Effect of Section 409A.  It is expressly contemplated by the parties that this Employment Agreement will conform to, and be interpreted to comply with, Section 409A of the Code. Notwithstanding any other provision of this Employment Agreement, if Employee is a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code at the time of his separation  from service, then the payment of any amount under or pursuant to this Employment Agreement that  is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after his "separation from service" or, if earlier, his death as required by Section 409A(a)(2)(B)(i) of the Code (the "409A Deferral Period").

In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments that would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  If Employee incurs any interest or additional tax under Section 409A(a)(1)(B) of the Code with respect to amounts payable under this Employment Agreement, Employer promptly at that time will pay Employee an additional amount so that, after all taxes on such additional amount, he has an amount remaining equal to such interest or additional tax.  Such gross-up payment, however, shall be made in any event no later than the end of Employee's taxable year next following his taxable year in which the related taxes, interest or penalties are remitted.

For purposes of this Employment Agreement, Employee shall not be deemed to have terminated employment unless he has a "separation from service" within the meaning of Section 409A of the Code (generally, where it is reasonably anticipated that the level of services he will perform after that date, whether as an employee or independent contractor, will permanently decrease to no more than 20 percent of the average level of services performed by him over the immediately preceding 36-month period).

All rights to payments and benefits under this Employment Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. All reimbursements and in kind benefits provided under this Employment Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Employment Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than 2 ½ months after the end of the calendar year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

9.           “Parachute Payments.”  If Independent Tax Counsel (as defined below) shall reasonably determine that the aggregate payments made to Employee pursuant to this Employment Agreement and any other payments to Employee from Employer that constitute "parachute payments" as defined in Section 280G of the Code (or any successor provision thereto) ("Parachute Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then payments under this Employment Agreement shall be reduced to the maximum amount Independent Tax Counsel reasonably determines would not trigger such excise tax.  Employee shall be permitted to select the benefits to be reduced.  "Independent Tax Counsel" shall mean an attorney, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm, with expertise in the area of executive compensation tax law, who shall be selected by Employer and shall be reasonably acceptable to Employee, and whose fees and disbursements shall be paid by Employer.

    IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and date first set forth above.

Employee:	FPIC Insurance Group, Inc.
/s/ Robert E. White, Jr.	By /s/ John R. Byers
Robert E. White, Jr.	John R. Byers
President and Chief Executive Officer